Syniverse Divests Certain MACH Assets to Starhome
Agreement to sell MACH’s EEA data clearing and NRTRDE fulfills antitrust commitments for Syniverse acquisition of MACH

TAMPA, Fla. – June 4, 2013 – Syniverse today announced that it has signed a definitive agreement to sell, almost in its entirety, MACH’s data clearing and NRTRDE business within the European Economic Area (European Union countries plus Iceland, Liechtenstein and Norway) to Starhome after completing its acquisition of MACH. The terms of the deal were not disclosed.

On May 29, 2013, the European Commission granted conditional approval of Syniverse’s proposed acquisition of MACH with the commitment that Syniverse divest certain assets supporting MACH’s data clearing and NRTRDE business in the EEA, including technology platforms, necessary employees, customer contracts and the MACH brand.

The sale of these assets is contingent upon approval of the buyer by the European Commission and other applicable jurisdictions.

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Syniverse makes mobile work for more than 900 mobile operators, cable and Internet providers, and enterprises in over 160 countries. With unmatched expertise and more than 25 years simplifying the complexities of roaming, messaging and networking, Syniverse serves as the force at the center of the mobile communications universe, keeping people connected today and forging new connections for tomorrow. Nobody knows mobile like Syniverse. For more information, visit www.syniverse.com, follow Syniverse on Twitter or find Syniverse on Facebook.

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For more information:

Bobby Eagle
Syniverse Public Relations
+1 813.766.8592
bobby.eagle@syniverse.com